FOR IMMEDIATE RELEASE	September 27, 2007

MICROMEM SECURES SHORT TERM FINANCING

TORONTO, ONTARIO, September 27, 2007 –Micromem Technologies Inc. [OTC BB: MMTIF] is pleased to announce that it has secured arms length financing in the form of a 30 day bridge loan for CDN $525,000 while it completes the financing arrangements as announced on June 12, 2007. The terms of the bridge financing include a fee of 5% and the issuance of 250,000 share purchase warrants exercisable at $0.50 for a period of 12 months. This loan was negotiated on September 7, 2007 and was further ratified by the Board of Directors during the Audit Committee meeting held on Monday, September 24, 2007. The temporary loan allowed Micromem to engage Global Communication Semiconductors at an earlier date to commence commercialization work immediately as announced on September 17, 2007, while the company completes the above mentioned financing.

For further information contact: Jason Baun, Chief Information Officer 1-877-388-8930

Listing: NASD OTC-Bulletin Board - Symbol: "MMTIF"
Shares issued: 73,368,799
SEC File No: 0-26005

About Micromem Technologies Inc.

Micromem Technologies, Inc. (www.micromeminc.com) is focused on the development of magnetic random access memory (MRAM) technology.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause Micromem’s actual results in future periods to differ materially from those expressed or suggested herein. These uncertainties and risks include, without limitation, the inherent uncertainty of research, product development and commercialization, the impact of competitive products and patents, our ability to fund our current and future business strategies and respond to the effect of economic and business conditions generally as well as other risks and uncertainties detailed from time to time in Micromem’s filings with the Securities & Exchange Commission. There can be no guarantee that Micromem will be able to enter into any commercial arrangements on terms that are favorable to it, or at all. For more information, please refer to Micromem's Annual Report on Form 20-F and its Form 6-Ks as filed with the U.S. Securities and Exchange Commission. Micromem is under no obligation (and expressly disclaims any obligation) to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.